UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 19, 2017

MYND ANALYTICS, INC.

(Exact name of Company as specified in its charter)

Delaware	001-35527	87-0419387
(State or other	(Commission File No.)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

26522 La Alameda

Mission Viejo, CA 92691

(Address of principal executive offices)

(949) 420-4400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election Of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Peter Unanue to the Board of Directors

Effective September 19, 2017, the Board of Directors (the “Board”) of MYnd Analytics, Inc. (the “Company”) appointed Peter Unanue to the Board. Also on September 19, 2017, the Board approved a compensation package for Mr. Unanue consisting of the following for each year that he serves on the Board: (i) a payment of $12,000 (the “Cash Payment”); (ii) options to purchase 12,000 shares (the “Options”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), under its 2012 Omnibus Incentive Compensation Plan (the “Plan”); and (iii) 12,000 restricted shares of Common Stock under the Plan (the “Restricted Shares”). The Cash Payment is payable, and the Options and Restricted Shares vest, in equal installments on a quarterly basis beginning on December 19, 2017. In connection with his appointment to the Board, Mr. Unanue also entered into the Company’s standard indemnification agreement. For more information regarding the indemnification agreement, see the subsection below entitled “—Indemnification Agreements.” The Board has not made a determination regarding any committee assignments for Mr. Unanue.

On July 19, 2017, Mr. Unanue purchased 38,100 shares of Common Stock and 38,100 warrants to purchase shares of Common Stock (with each warrant exercisable for one share of Common Stock at an exercise price of $5.25 per share) for an aggregate purchase price of approximately $200,000 as part of the Company’s approximately $8.8 million follow-on public offering. There have been no other transactions since October 1, 2014 to which the Company has been a participant in which the amount involved exceeded or will exceed $120,000, and in which Mr. Unanue, or any members of his immediate family, had or will have a direct or indirect material interest.

Indemnification Agreements

On September 19, 2017 and September 22, 2017, the Company entered into indemnification agreements with each of its directors and executive officers. The agreements provide for, among other things: the indemnification of such persons by the Company to the fullest extent permitted by the laws of the State of Delaware; the advancement to such persons by the Company of certain expenses; related procedures and presumptions of entitlement; and other related matters. The foregoing description of the indemnification agreements is not complete and is qualified in its entirety by reference to the full text of the form of such agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by this reference.

Cash Bonuses and Awards of Restricted Stock

On September 19, 2017, the Compensation Committee of the Board approved discretionary cash bonuses for George C. Carpenter IV, President and Chief Executive Officer of the Company, and Donald D’Ambrosio, Chief Financial Officer of the Company, as follows: Mr. Carpenter, $25,000 and Mr. D’Ambrosio, $20,000. The Compensation Committee also approved an award, at the recipient’s election, of either (i) 7,500 restricted shares of Common Stock or (ii) options to purchase 7,500 shares of Common Stock, for each of Mr. Carpenter and Mr. D’Ambrosio, subject to the satisfaction of certain performance criteria.

Item 5.05.	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On September 19, 2017, the Board adopted an updated Code of Conduct and Ethics (the “Updated Code”). The Updated Code governs the conduct of all officers, directors and employees of the Company, and supersedes and replaces the previously existing Code of Ethical Conduct (the “Code”).

The Updated Code applies to all of the Company’s directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, and contains the general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. The overall purpose of amending and restating the Code was to generally update the Code, to make changes in language, appearance and style to improve its clarity and readability and to enhance the understanding of Company personnel of the Company’s standards of ethical business practices.

The foregoing summary of the nature of the amendments to the Code is qualified in its entirety by reference to the full text of the Updated Code, a copy of which has been posted to the Company’s website at www.myndanalytics.com under “About — Governance — Code of Conduct and Ethics.” Information contained on our website is not incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Form of Director and Officer Indemnification Agreement

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYnd Analytics, Inc.

	By:	/s/ Donald D’Ambrosio
September 25, 2017		Donald D’Ambrosio Chief Financial Officer